Exhibit 10-1

John H. Sottile

7825 South Tropical Trail

Merritt Island, FL 32952

September 28, 2011

The Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation

Gentlemen,

Please continue my salary reduction through December 31, 2011.

This waiver is limited to my salary through December 31, 2011. The formula prescribed by the Employment Contract and the base figures will remain as determined in the Employment Agreement as though the election to decrease my 2011 salary had not been made. Thank you for your continued cooperation.

Sincerely,

/s/ JOHN H. SOTTILE
John H. Sottile

cc: Board of Directors of The Goldfield Corporation